UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 25, 2016

 GALENA BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583 (855) 855-4253
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

d)	Election of Directors

Effective April 25, 2016, the Board of Directors (the “Board”) of Galena Biopharma, Inc. (the “Company”) expanded its number of directors from eight to nine and appointed Mary Ann Gray, Ph.D. as a Class III director of the Company. Dr. Gray will be placed on the 2016 Proxy Statement for election as a Class III director during the Company’s 2016 Annual Meeting of Stockholders.

Dr. Gray is President of Gray Strategic Advisors, LLC, which provides strategic advice to both public and private biotechnology companies. Dr. Gray currently serves on the board of directors of several publicly traded biotechnology companies. Dr. Gray has a Ph.D. in Pharmacology from the University of Vermont where she focused on novel chemotherapeutic agents for the treatment of cancer, and she received her B.S. in biology from the University of South Carolina. She completed her postdoctoral work at Northwestern University Medical School and Yale University School of Medicine.

Dr. Gray is independent under the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and the listing standards of the NASDAQ.

Dr. Gray has not yet been appointed to any committees of the Board.

Dr. Gray will participate in all director compensation and benefit programs in which the Company's other non-employee directors participate. In connection with the non-employee directors’ compensation policy, on April 25, 2016, the Board granted Dr. Gray an initial option grant ("Initial Grant") of 200,000 shares of common stock under the Company's Amended and Restated 2007 Incentive Plan. The Initial Grant is scheduled to vest in equal quarterly amounts over one year.

There are no family relationships between Dr. Gray and any officer or other director of the Company or any related party transactions involving Dr. Gray and the Company. There is no arrangement or understanding between Dr. Gray and any other person pursuant to which she was selected as a director. In addition, Dr. Gray has never been employed at the Company or any of its subsidiaries.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Press Release of Galena Biopharma, Inc. issued April 26, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date:	April 26, 2016	By:	/s/ Mark W. Schwartz
Mark W. Schwartz Ph.D. President and Chief Executive Officer